EXHIBIT 99.1

CorEnergy Announces Closing of VantaCore Sale

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo. – October 3, 2014 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) ("CorEnergy" or the "Company") today announced Natural Resource Partners L.P. (NYSE: NRP) completed its acquisition of VantaCore Partners LP ("VantaCore").

The Company's portion of sale proceeds is expected to be approximately $13.6 million in cash, of which $2.9 million will be held in escrow pending certain post closing obligations or the expiration of certain time periods. Proceeds from the sale are expected to be used for the construction or acquisition of real property assets in the U.S. energy infrastructure sector.

"We are pleased to report that the performance our private securities met our expectations," said David Schulte, Chief Executive Officer of CorEnergy." The Company received gross proceeds slightly above its reported fair value as of June 30, 2014 for VantaCore. In addition, the Company has also reiterated that its investments are expected to support a sustainable annualized dividend of no less than $0.52 per share, or $0.130 per share per quarter.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company's principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth (reported to our investors on Form 1099). CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure real assets, and is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $19.2 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of August 31, 2014. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com